                                                                   EXHIBIT 10.15

                            EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of January 27, 2005, by and between Dean Specialty Foods Holdings, Inc., a Delaware corporation (the "COMPANY"), and E. Nichol McCully (the "EXECUTIVE").

                              W I T N E S S E T H:

      WHEREAS, the Company's parent corporation, Dean Foods Company ("DEAN"), intends, subject to certain conditions, to distribute the common stock, par value $.01 per share, of the Company (the "COMMON STOCK") owned by Dean to its shareholders, whereby the Company would become a stand-alone publicly traded corporation;

      WHEREAS, Executive is willing to enter into this Agreement in anticipation of the Company becoming a stand-alone publicly traded corporation through the distribution of the Common Stock to Dean's shareholders;

      WHEREAS, to effect such a spin-off and to position the Company to maximize its value for Dean's shareholders, it is necessary that the Company have a strong and experienced management team with a proven track record in developing and growing a company in the consumer packaged goods industry;

      WHEREAS, Executive is one of several members of a management team (the "TEAM") that possesses the skills and experience necessary to undertake the challenges of developing the Company, including through acquisitions;

      WHEREAS, in light of these skills and experience, the Company desires to secure the services of Executive and the other members of the Team, and is willing to enter into this Agreement embodying the terms of the employment of Executive by the Company, which terms include one or more substantial equity-based compensation awards; and

      WHEREAS, Executive is willing to accept such employment and enter into such Agreement, subject to Dean making available to Executive and to the other members of the Team the opportunity to invest in the common stock of the Company and making the undertakings regarding the governance and management of the Company set forth in the in the stockholders agreement (the "STOCKHOLDERS AGREEMENT") to be entered into by the Company, Dean, Executive, other members of the Team, and certain other investors who are affiliates of the Team contemporaneously with this Agreement; and

      WHEREAS, in order to give Executive and the Team the opportunity to acquire an equity interest in the Company and as an incentive for Executive to participate in the affairs of the Company, the Company is willing to sell to Executive, and Executive desires to purchase, shares of common stock (the "COMMON STOCK"), subject to the terms and conditions set forth in the Subscription Agreement (the "SUBSCRIPTION AGREEMENT") to be entered into contemporaneously with this Agreement and in the Stockholders Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

      1. Employment. Upon the terms and subject to the conditions of this Agreement and, unless earlier terminated as provided in Section 8, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period (i) commencing on the date hereof (the "COMMENCEMENT DATE") and
(ii) ending on the third anniversary of (A) the Commencement Date or, (B) if the Common Stock shall become registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), during the term hereof, the third anniversary of the date of such registration shall have become effective and trading of Common Stock on a registered national securities exchange or automated quotation system (including, but not limited to, NASDAQ) shall have commenced (the "REGISTRATION DATE"); provided, however, that the term of this Agreement shall automatically be extended for one additional year on the third anniversary of the Registration Date and each subsequent anniversary thereof unless not less than 90 days prior to such anniversary date either party shall give the other written notice that he or it does not want the term to extend as of such anniversary date. The period during which Executive is employed pursuant to this Agreement (including pursuant to any extension of the term hereof pursuant to the proviso in the immediately preceding sentence) shall be referred to herein as the "EMPLOYMENT PERIOD."

      2. Position and Duties. Executive shall serve as a Senior Vice President and the Chief Financial Officer of the Company until the first anniversary of the Commencement Date or such later date as shall be mutually agreed by the parties (the "CFO PERIOD"), and shall serve as the Vice President of Strategic Planning and Business Development for the remainder of the Employment Period. Executive shall also serve in such other position or positions with the Company and its majority-owned subsidiaries consistent with the foregoing position as the Board of Directors of the Company (the "BOARD") may specify or the Company and Executive may mutually agree upon from time to time. During the Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals at comparable publicly traded companies serving in the position or positions in which Executive serves hereunder. Executive shall devote substantially all his business time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall perform such services to the best of his abilities. Subject to the provisions of Section 9, nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, (ii) managing his personal investments and affairs or (iii) serving on the board of directors or other governing body of any corporate or other business entity, so long as such service is not in violation of the covenants contained in Section 9 or the governance principles established for the Company by the Board, as in effect from time to time, provided that in no event may such activities, either individually or in the aggregate, materially interfere with the proper performance of Executive's duties and responsibilities hereunder.

      3. Place of Performance. The Company shall establish its headquarters office in Chicago, Illinois metropolitan area at which Executive shall perform services on such basis as Executive deems necessary or appropriate for the performance of his duties. Executive shall also have perform services at the Company's offices in Green Bay, Wisconsin, on such basis as Executive deems necessary or appropriate for the performance of his duties.

      4. Compensation.

            (a) Base Salary. During the CFO Period, the Company shall pay Executive a base salary at the annual rate of $400,000. Following the CFO Period, the Company shall reduce Executive's base salary in good faith in an amount commensurate with the reduction of his responsibilities hereunder. Beginning in 2006, the Board shall review Executive's base salary no less frequently than annually and may increase such base salary in its discretion. The amount of annual base salary payable under this Section 4(a) shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any of its subsidiaries. Executive's annual base salary payable hereunder, including any increases or decreases thereto, without reduction for any amounts deferred as described above, is referred to herein as "BASE SALARY". The Company shall pay Executive the portion of his Base Salary not deferred in accordance with its standard payroll practices, but no less frequently than in equal monthly installments.

            (b) Incentive Compensation. For each full calendar year during the Employment Period, Executive shall be eligible to receive an annual incentive bonus from the Company, with a target bonus opportunity of not less than 60% of his Base Salary, which will be payable, if at all, upon the achievement by Executive and/or the Company of performance objectives to be established by the Board in consultation with the Company's Chief Executive Officer and communicated to Executive during the first quarter of such year (the "INCENTIVE COMPENSATION"). Without limiting the generality of the foregoing, the actual amount payable to Executive in respect of the Incentive Compensation may be more or less than the targeted opportunity (including zero) based on the actual results against the pre-established performance objectives.

      5. Stock Purchase. Substantially contemporaneously with the Commencement Date, Executive shall purchase the number of shares of Common Stock of the Company specified in the Subscription Agreement related to the purchase of such shares, to be entered into by Executive and the Company (the "SUBSCRIPTION AGREEMENT"). The terms and conditions of such purchase shall be as set forth in the Subscription Agreement, and such shares shall be subject to the limitations and restrictions, including, without limitation, the restrictions on transfer and the put and call rights set forth in the Stockholders Agreement.

      6. Public Equity Awards.

            (a) Basic Restricted Stock Grant. On the fourth trading day following the Registration Date, the Company shall grant Executive an award of that number of whole restricted shares of Common Stock (the "BASIC RESTRICTED SHARES") as is equal to (or most closely approximates) 0.30% of the Outstanding Common Stock on the date of grant. The Basic Restricted Shares shall vest and become freely transferable in the proportions, and based upon achievement of the total shareholder return objectives, determined pursuant to Schedule A hereto, so long as Executive is continuously employed by the Company through the applicable vesting date. Any Basic Restricted Shares that have not become vested and freely transferable on or before the fifth anniversary of the grant date shall be forfeited. For purposes of this Agreement, "OUTSTANDING COMMON STOCK" shall mean the sum of (x) the number of shares Common Stock that are issued and outstanding on the Registration Date and (y) the number of shares of Common Stock issuable pursuant to any stock options granted by Dean prior to the Registration Date in respect of its common stock and converted into the right to purchase Common Stock in connection with or in contemplation of the Spin-Off.

            (b) Supplemental Restricted Stock Unit Grant. On the fourth trading day following the Registration Date, Executive shall be granted, automatically and without any further action on the part of the Company or the Board, an award of restricted stock units, with each such unit representing a right to receive one share of Common Stock on the terms and conditions set forth herein (the "SUPPLEMENTAL RESTRICTED SHARE UNITS"). The number of Supplemental Restricted Share Units subject to such grant shall be equal to the quotient (rounded up to the nearest whole number) obtained by dividing (x) by (y), where (x) and (y) are:

            (x) the product of (i) the excess, if any, of (A) the Initial Fair Market Value over (B) the Adjusted Per Share Purchase Price and (ii) that number of whole shares of Common Stock as is equal to (or most closely approximates) 0.60% of the Outstanding Common Stock on the date of grant; and

            (y) the Initial Fair Market Value.

      For purposes of this Agreement, "INITIAL FAIR MARKET VALUE" shall mean the average of the closing values on the Registration Date and on each of the next four trading days immediately following the Registration Date, as reported on the principal exchange or automated quotation system on which the Common Stock is traded or reported. "ADJUSTED PER SHARE PURCHASE PRICE" shall mean the $5,000 purchase price per share of Common Stock, appropriately adjusted to reflect any stock split or share combination involving the Common Stock, any recapitalization of the Company, any adjustment pursuant to Section 4.3(b) of the Stockholders Agreement, or any merger, consolidation, reorganization or similar corporate event involving the Company occurring on or after the Commencement Date and on or before the Registration Date.

      Except as otherwise provided in this Agreement, 50% of the Supplemental Restricted Share Units shall vest on the first anniversary of the Registration Date so long as Executive is continuously employed by the Company through the first anniversary of the Commencement Date, and 25% of the Supplemental Share Units shall vest on the second and third anniversaries of the Registration Date so long as Executive is continuously employed by the Company through such second and third anniversaries. Notwithstanding the foregoing, no Supplemental Restricted Share Units shall become vested on any such anniversary date if, on such date, the average of the closing prices of a share of Common Stock on the principal trading market on which such shares are traded or reported for the 20 trading day period ended on such date (or, if such date is not a business day, the 20 trading day period ended on the last trading day occurring immediately prior thereto) does not exceed the Initial Fair Market Value (the "MINIMUM VALUE REQUIREMENT"). In the event that the Minimum Value Requirement is not satisfied on any applicable anniversary date, the Supplemental Restricted Share Units that would otherwise have vested on such anniversary date shall vest on any subsequent anniversary date or on any date after the third anniversary date (treating each such date as an anniversary date for purposes of the 20 day trading measurement period) on which both Executive is still an employee of the Company (except with respect to the first installment) and the Minimum Value Requirement is satisfied; provided that any such Supplemental Restricted Share Units that have not become vested on or before the fifth anniversary of the grant date shall be forfeited. The shares of Common Stock corresponding to any vested Supplemental Restricted Share Units, if any, shall be distributed to Executive as soon as practicable, but not later than five (5) business days following the earlier to occur of (i) the fifth anniversary of the date of grant or (ii) the sixth month anniversary of the date Executive's employment with the Company terminates, unless the Executive elects (in a manner consistent with the applicable requirements of Section 409A of the Internal Revenue Code (the "CODE")) to defer the date upon which the shares of Common Stock corresponding to the vested Supplement Restricted Share Units shall be distributed.

      (c) Stock Option. On the fourth trading day following the Registration Date, the Company shall automatically and without any further action on the part of the Company or the Board grant to Executive a non-qualified stock option to purchase the number of shares of Common Stock equal to the remainder of (i) the number of whole shares of Common Stock specified in Section 6(b)(x)(ii) minus
(ii) the number of Supplemental Restricted Share Units awarded pursuant to
Section 6(b) (the "OPTION"). The exercise price per share with respect to the Option shall be equal to the Initial Fair

Market Value. The Option shall become vested and exercisable in three installments, the first of which shall be equal to 50% of the number of shares covered by the Option and the second and third of which shall each be 25% of such number of shares. The first installment shall become vested and exercisable on the first anniversary of the Commencement Date and the second and third installments shall become vested and exercisable on each of the second and third anniversaries of the grant date of such Option, so long as Executive is continuously employed by the Company through the applicable anniversary date.

            (d) Stock Incentive Plan. Each of the Basic Restricted Shares, the Supplemental Restricted Shares and the Option shall be granted pursuant to a stock incentive plan (the "INCENTIVE PLAN") to be adopted by the Company prior to the Registration Date that will authorize for issuance thereunder at least
(i) 13% of the Outstanding Common Stock plus (ii) the number of shares of Common Stock issuable pursuant to any stock options granted by Dean prior to the Registration Date in respect of its common stock and converted into the right to purchase Common Stock in connection with or in contemplation of the Spin-Off as provided in the Stockholders Agreement. Such Incentive Plan shall have terms and conditions which will permit the issuance of the awards to the Executive specified in this Section 6 and shall not contain any other term or condition that has an adverse effect on any award to be made to Executive pursuant to this
Section 6.

            (e) Award Agreements. Each of the Basic Restricted Shares, Supplemental Restricted Shares and the Option shall be subject to an award agreement having the terms and conditions specified in the preceding subparagraphs of this Section 6 and otherwise consistent with the terms and conditions of the Incentive Plan. Each such agreement shall provide for full vesting of such awards upon a Change of Control and shall provide that Executive shall have the right to elect that any applicable tax withholding requirements with respect to the vesting, exercise or distribution of Common Stock be satisfied by having the Company withhold shares of Common Stock subject to such award having a value equal to the minimum required applicable tax withholding, and that Executive may exercise the Option using previously owned shares of Common Stock, including Basic Restricted Shares that are still subject to forfeiture, provided that that number of shares deliverable upon exercise of the Option that corresponds to the number of unvested Basic Restricted Shares surrendered will be subject to the same forfeiture provisions and restrictions on transfer as the Basic Restricted Shares surrendered to exercise such Option, in whole or in part. In addition, the Option award agreement shall provide that so long as Executive remains continuously employed by the Company through the first anniversary of the Commencement Date, the first installment of such Option shall remain exercisable for the remainder of the term of such Option.

            (f) Capital Adjustments. Notwithstanding anything to the contrary contained in Section 5 or this Section 6, the exercise price of, and the number of Shares subject to, the Option, the number of Units subject to the Supplemental Restricted Share Units, and the Minimum Value Requirement shall be appropriately adjusted, by the Board in its sole discretion, to reflect any extraordinary dividend, any dividend payable in shares of capital stock, any stock split or share combination involving the Common Stock, any recapitalization of the Company, any merger, consolidation, reorganization or similar corporate event involving the Company occurring after the Registration Date.

            (g) Impact on Future Grants. Unless following the Registration Date the Board shall determine that special circumstances warrant the grant of such additional awards as it or any duly authorized committee thereof shall, in its sole discretion, determine, it is the intent and expectation of the parties that Executive will not receive any further grants of equity-based compensation prior to the third anniversary of the Commencement Date. Following such third anniversary, Executive shall be eligible to receive equity-based compensation awards in accordance the Company's generally applicable compensation practices, as then in effect.

      7. Benefits, Perquisites and Expenses.

            (a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company for its senior executive officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior executive officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof, as the same may be amended from time to time.

            (b) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior executive officers of the Company in accordance with the then current policies and practices of the Company.

            (c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

            (d) Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that he is or was a director, officer or employee of the Company or any subsidiary or affiliate thereof, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, in each case, service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or by-laws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. If Executive serves as a director, officer, member, partner, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, in each case, service with respect to employee benefit plans) which is a subsidiary or affiliate of the Company, it shall be presumed for purposes of this Section 7(d) that Executive serves or served in such capacity at the request of the Company. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 30 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance, if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers or directors.

      8. Termination of Employment.

            (a) Early Termination of the Employment Period. Notwithstanding
Section 1, the Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause, (v) a Termination for Good Reason, (vi) a Termination due to Retirement or (vii) a Voluntary Termination.

            (b) Termination Due to Death or Disability. In the event that Executive's employment hereunder terminates due to his death or as a result of a Termination due to Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(e). For purposes of this Agreement, "TERMINATION DUE TO DISABILITY" means a termination of Executive's employment upon written notice from the Company because Executive has been incapable, regardless of any reasonable accommodation by the Company, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of more than
(i) four consecutive months or (ii) an aggregate of six months in any twelve month period. Any question as to the existence or extent of Executive's disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician jointly selected by the Company and Executive. If the Company and Executive cannot agree on the physician to make the determination, then the Company and Executive shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Executive or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive's disability as he, she or they deem appropriate, including the opinion of Executive's personal physician.

            (c) Termination by the Company. The Company may terminate Executive's employment with the Company with or without Cause; provided that prior to the Registration Date, the Company may only terminate Executive's employment hereunder for Cause. "TERMINATION FOR CAUSE" means a termination of Executive's employment by the Company due to Cause. "CAUSE" means (i) Executive's conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge, (ii) Executive's gross neglect or willful and intentional gross misconduct in the performance of, or willful, substantial and continual refusal by Executive in breach of this Agreement to perform, the duties, responsibilities or obligations assigned to Executive pursuant to the terms hereof, (iii) a TreeHouse Default (as defined in the Stockholders Agreement), (iv) any material breach by Executive of Section 9 of this Agreement or (v) a material breach by Executive of the Code of Ethics applicable to the Company's employees, as in effect from time to time; provided, however, that no act or omission shall constitute "Cause" for purposes of this Agreement unless the Board provides Executive, within 90 days of the Board learning of such act or acts or failure or failures to act, (A) written notice of the intention to terminate him for Cause, which notice states in detail clearly and fully the particular act or acts or failure or failures to act that constitute the grounds on which the Board reasonably believes in good faith constitutes "Cause", and
(B) an opportunity, within thirty (30) days following Executive's receipt of such notice, to meet in person with the Board to explain or defend the alleged act or acts or failure or failures to act relied upon by the Board and, to the extent such cure is possible, to cure such act or acts or failure or failures to act. If such conduct is cured to the reasonable satisfaction of the Board, such notice of termination shall be revoked. Further, no act or acts or failure or failures to act shall be considered "willful" or "intentional" if taken in good faith and Executive reasonably believed such act or acts or failure or failures to act were in the best interests of the Company.

            (d) Termination by Executive. Executive may terminate his employment with the Company for Good Reason, for Retirement or in a Voluntary Termination. A "TERMINATION FOR GOOD REASON" by Executive means a termination of Executive's employment by Executive during the CFO Period and within 90 days following (i) a reduction in Executive's annual Base Salary or target Incentive Compensation opportunity, (ii) the failure to elect or reelect Executive to any of the positions described in Section 2 above or the removal of him from any such position, (iii) a material reduction in Executive's duties and responsibilities or the assignment to Executive of duties and responsibilities which are materially inconsistent with his duties or which materially impair Executive's ability to function in the position specified in Section 2, (iv) a material breach of any material provision of this Agreement by the Company, (v) the earlier of (x) October 31, 2005 (or such later date as the Company and Executive (or Executive's agent appointed pursuant to the Stockholders Agreement) shall agree) and (y) the Early Termination Date (as defined in the Stockholders Agreement), if the Registration Date has not occurred on or before such earlier date other than as a result of a TreeHouse Default; (vi) any material breach by the Company or Dean of the Stockholders Agreement; (vii) any material breach by the Company of any of the award agreements referenced in Section 6(e); or (viii) the failure by the Company to obtain the assumption agreement referred to in Section 10(b) of this Agreement prior to the effectiveness of any succession referred to therein, unless the purchaser, successor or assignee referred to therein is bound to perform this Agreement by operation of law. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (i) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason (or non-occurrence of the event described in clause (v) of this definition) or (ii) unless Executive shall have delivered a written notice to the Board within 60 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 10 days of the receipt of such notice. A "TERMINATION DUE TO RETIREMENT" means Executive's voluntary termination of employment after having
(i) completed at least five (5) years of service with the Company and (ii) the sum of the Executive's attained age and length of service with the Company is at least 62 (or such lower number as the Board shall permit). A "VOLUNTARY TERMINATION" shall mean a termination of employment by Executive that is not a Termination for Good Reason, a Termination due to Retirement or a Termination due to Disability, and which occurs after the Registration Date and on 90th day after Executive shall have given the Company written notice of his intent to terminate his employment (or as of such later date as Executive shall specify in such notice).

            (e) Payments and Benefits Upon Certain Terminations.

                  (i) In the event of the termination of Executive's employment for any reason (including a voluntary termination of employment by Executive which is not a Termination for Good Reason), Executive shall be entitled to any Earned Compensation owed to Executive but not yet paid and the Vested Benefits.

                  (ii) Except as provided in Section 8(e)(iii), in the event the Employment Period ends by reason of a Termination Without Cause or a Termination for Good Reason, Executive shall receive the Basic Payment.

                  (iii) In lieu of the Basic Payment, in the event the Employment Period ends by reason of a Termination Without Cause or a Termination for Good Reason within the 24 month period immediately following a Change of Control, Executive shall receive the Special Payment.

                  (iv) In the event that Executive's employment terminates (A) due to his death, a Termination due to Disability or a Termination due to Retirement, in any such case, after the Registration Date, or (B) due to a Termination Without Cause or a Termination for Good Reason, in either case, after the Registration Date and at a time at which Sam Reed is not acting in the capacity of the Company's Chief Executive Officer, (x) any portion of the Option that has not become vested and exercisable prior to such termination of employment shall become vested and exercisable and, to the extent not earlier exercised, the Option shall remain exercisable until the second anniversary of such termination or, if earlier, the expiration of its term, and (y) any Basic Restricted Shares and Supplemental Restricted Shares outstanding on such date of termination shall continue to vest, if at all, in accordance with their terms on the same terms and conditions that would have applied if Executive's employment hereunder had not been terminated.

                  (v) In the event that Executive's employment terminates due to a Termination Without Cause or a Termination for Good Reason, in either case, after the Registration Date and while Sam Reed is acting in the capacity of the Company's Chief Executive Officer, (A) in addition to any portion of the Option that at such time is vested and exercisable in the ordinary course, upon such termination, the following additional portion of the Option shall become vested and exercisable: (x) the portion of the Option, if any, that would have become vested and exercisable on the next following anniversary of the Option grant date had Executive continued to have been employed plus (y) the portion of the Option, if any, that would become vested on the second following anniversary of the Option grant date had Executive continued to have been employed times a fraction (the "PRO-RATION FRACTION"), the numerator of which is the number of days Executive was employed since the last anniversary of such grant date through (and including) the termination date and the denominator of which is 365, and (B) any portion of the Option that is vested and exercisable on the termination date (including the portion thereof that vests and becomes exercisable on such date pursuant to subclause (A)) shall be and remain exercisable (unless earlier exercised) until the second anniversary of the termination date.

                  (vi) In the event that Executive's employment terminates due to a Termination Without Cause or a Termination for Good Reason, in either case, after the Registration Date and while Sam Reed is acting in the capacity of the Company's Chief Executive Officer, in addition to any portion thereof that became vested in the ordinary course prior to the date of such termination, the following additional portion of the Basic Restricted Shares and Supplemental Restricted Share

      Units may continue to vest in accordance with its terms on the same basis as would have applied had Executive's employment not terminated: (x) any portion of the Basic Restricted Share award and the Supplemental Restricted Share Units award that had not become vested as of the termination date solely because the performance criteria applicable thereto had not yet been satisfied (i.e., any portion thereof as to which the service requirements has been satisfied at the date Executive's employment terminated), (y) the portion of each such award that could become vested on the next following anniversary of the date on which it was granted had Executive continued to have been employed and (z) the portion of each such award, if any, that could become vested on the second following anniversary of the grant date of such award had Executive continued to have been employed, multiplied by the Pro-Ration Fraction.

                  (vii) In the event of a Termination due to Disability, a Termination Without Cause or a Termination for Good Reason, Executive shall be entitled to continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which he was participating on the date of the termination of his employment until the earlier of (A) the second anniversary (or, in the event Executive receives the Special Payment, the third anniversary) of his termination of employment and (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit basis); provided that if Executive is precluded from continuing his participation in any employee plan or program as provided in this Section 8(e)(iv), he shall be provided with the economic equivalent of the benefits provided under the plan or program in which he is unable to participate.

                  (viii) Certain Definitions. For purposes of this Section 8, capitalized terms have the following meanings.

            "BASIC PAYMENT" means an amount equal to two times the sum of (a) the annual Base Salary payable to Executive immediately prior to the end of the Employment Period (or in the event a reduction in Base Salary is the basis for a Termination for Good Reason, then the Base Salary in effect immediately prior to such reduction) and (b) the Target Incentive Compensation for the calendar year in which the Employment Period ends pursuant to Section 8(a).

            "CHANGE OF CONTROL" means the occurrence of any of the following events following the date of distribution of the Common Stock to the stockholders of Dean in connection with the Spin-Off: (a) any "person" (as such term is used in Section 13(d) of the Exchange Act, but specifically excluding the Company, any wholly-owned subsidiary of the Company and/or any employee benefit plan maintained by the Company or any wholly-owned subsidiary of the Company) becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or (b) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (c) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or such a plan is commenced.

            "DATE OF TERMINATION" means (i) if Executive's employment is terminated by his death, the date of his death, and (ii) if Executive's employment is terminated for any other reason, the date specified in a notice of termination delivered to Executive by the Company (or if no such date is specified, the date such notice is delivered).

            "EARNED COMPENSATION" means the sum of (a) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 8(a), (b) any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the Employment Period ends that has not been paid on or prior to the date the Employment Period ends (other than (x) Base Salary and (y) Incentive Compensation deferred pursuant to Executive's election), (c) any accrued but unused vacation days and (d) any business expenses incurred on or prior to the date of the Executive's termination that are eligible for reimbursement in accordance with the Company's expense reimbursement policies as then in effect.

            "SPECIAL PAYMENT" means an amount equal to three times the sum of
(a) the annual Base Salary payable to Executive immediately prior to the end of the Employment Period (or in the event a reduction in Base Salary is the basis for a Termination for Good Reason, then the Base Salary in effect immediately prior to such reduction) and (b) the Target Incentive Compensation for the calendar year in which the Employment Period ends pursuant to Section 8(a).

            "TARGET INCENTIVE COMPENSATION" means with respect to any calendar year the annual Incentive Compensation Executive would have been entitled to receive under Section 4(b) for such calendar year had he remained employed by the Company for the entire calendar year and assuming that all targets for such calendar year had been met.

            "VESTED BENEFITS" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

            (f) Resignation upon Termination. Effective as of any Date of Termination under this Section 8, Executive shall resign, in writing, from all positions then held by him with the Company and its affiliates.

            (g) Timing of Payments. Earned Compensation, the Basic Payment and the Special Payment shall be paid in a single lump sum as soon as practicable, but in no event more than 15 days, following the end of the Employment Period. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.

            (h) Payment Following a Change of Control. If the aggregate of all payments or benefits made or provided to Executive with respect to any of the equity compensation provided under Section 5 or Section 6, under Section 8(e)(iii)(A), if applicable, and under all other plans and programs of the Company (the "AGGREGATE PAYMENT") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to Executive, prior to the time any excise tax imposed by Section 4999 of the Code (the "EXCISE TAX") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income, employment and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this Section 8(h) shall be made by the Company's independent auditor or, if such independent auditor is unwilling or unable to serve in this capacity, such other nationally recognized accounting firm selected by the Company with the consent of the person serving as the Chief Executive Officer of the Company immediately prior to the Change of Control, which consent shall not be unreasonably withheld (the "AUDITOR").

            (i) Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Section 8 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries other than claims for common law torts or under other contracts between Executive and the Company or its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries and, as a condition to payment of any such amounts that are in excess of the Earned Compensation and the Vested Benefits, following the Date of Termination and if requested by the Company, Executive shall execute a release in favor of the Company in the form approved by the Company.

            (j) No Mitigation; No Offset. In the event of any termination of employment under this Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided with regard to the continuation of benefits in Section 8(e)(v).

      9. Noncompetition and Confidentiality.

            (a) Noncompetition. During the Employment Period and, in the event that Executive's employment is terminated for any reason other than death, a Termination Without Cause or a Termination for Good Reason, for a period of 12 months following the Date of Termination (the "POST-TERMINATION PERIOD"), Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition and, in the case of the Post-Termination Period, at the Date of Termination.

            (b) Confidentiality. Without the prior written consent of the Company, except (i) in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "CONFIDENTIAL INFORMATION") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive's breach of this Section 9(b)).

            (c) Company Property. Promptly following termination of Executive's employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive's possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.

            (d) Non-Solicitation of Employees. During the Employment Period and during the one year period following any termination of Executive's employment for any reason, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least 6 months.

            (e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this
Section 9. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

      10. Miscellaneous.

            (a) Survival. Sections 7(d) (relating to the Company's obligation to indemnify Executive), 8 (relating to early termination), 9 (relating to noncompetition, nonsolicitation and confidentiality) and 10(o) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period or an early termination pursuant to Section 8 hereof.

            (b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives and beneficiaries as provided in Section 10(d).

            (c) Assignment. Except as provided under Section 10(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

            (d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

            (e) Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall, at the election of Executive or the Company, be resolved by binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration shall be borne by the Company. Unless the arbitrator determines that Executive did not have a reasonable basis for asserting his position with respect to the dispute in question, the Company shall also reimburse Executive for his reasonable attorneys' fees incurred with respect to any arbitration. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Executive under this Agreement and all benefits to which Executive is entitled at the time the dispute arises (other than the amounts which are the subject of such dispute).

            (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has been represented and fully advised by competent counsel in entering into this Agreement, that he has read this Agreement and that he understands it and its legal consequences.

            (g) Representations. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full corporate power and authority to execute and deliver this Agreement. The Company has taken all action required by law, the Certificate of Incorporation, its By-Laws or otherwise required to be taken by it to authorize the execution, delivery and performance by it of this Agreement. This Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            (h) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of
Section 9(a), (b) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

            (i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

            (j) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

            If to the Company:

                   857-897 School Place
                   P.O. Box 19057
                   Green Bay, Wisconsin  54307
                   Attention:  General Counsel
                   Telecopy No.:  (920) 497-4604

                   prior to the Registration Date, with a copy to:

                   Dean Foods Company
                   2515 McKinney Avenue
                   Suite 1200
                   Dallas, Texas  75201
                   Attention:  General Counsel
                   Telecopy No.:  (214) 303-3413

            If to Executive:

                   2023 Oakland Avenue

                   Piedmont, CA  94611

                   with a copy to:

                   Vedder, Price, Kaufman & Kammholz, P.C.
                   222 N. LaSalle Street
                   Chicago, Illinois  60601
                   Attention: Robert J. Stucker, Esq.
                              Thomas P. Desmond, Esq.

            (k) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

            (l) Headings. Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

            (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            (n) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

            (o) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

                          -- Signature page follows --

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

                                            DEAN SPECIALTY FOODS
                                               HOLDINGS, INC.

                                             By:_______________________
                                                Name:
                                                Title:

                                             EXECUTIVE:

                                             ___________________________
                                             E. Nichol McCully

                                                                      Schedule A

On each of January 31, 2006, January 31, 2007 and January 31, 2008, fifty percent (50%), twenty-five percent (25%) and twenty-five percent (25%), respectively, of the Basic Restricted Shares shall vest, provided that the Company's Total Shareholder Return for the period commencing on the fourth trading day following the Registration Date (the "COMMENCEMENT DATE") and ending on such January 31st equals or exceeds the median of the Total Shareholder Return for such period for the companies in the Selected Peer Group (as defined below).

In addition, on each of January 31, 2007, January 31, 2008, January 31, 2009 and January 31, 2010, any Basic Restricted Shares that could have vested, but that did not vest, on any preceding January 31st shall vest on such subsequent date if the Company's Total Shareholder Return for the period from the Commencement Date through the applicable January 31st shall equal or exceed the median of the Total Shareholder Return for such period for the companies in the Selected Peer Group.

As used herein, "TOTAL SHAREHOLDER RETURN" shall mean the percentage return received by all shareholders of the relevant company during the applicable measurement period, including stock price appreciation and dividends, and shall be calculated as follows:

 Ending Stock Price (1) - Beginning Stock Price (2) + Dividend Reinvestment (3)
 ------------------------------------------------------------------------------
                           Beginning Stock Price (2)

      (1) With respect to each of the Company and each company in the Selected Peer Group, the average of the closing prices of its common stock for the 20 consecutive trading day period ending on the applicable January 31st (or if the applicable January 31 is not a trading date, the immediately preceding trading date).

      (2) With respect to each of the Company and each company in the Selected Peer Group, the average of the closing prices of its common stock on the Registration Date and each of the four consecutive trading days immediately following the Registration Date.

      (3) Assumes any dividends paid on the common stock of the Company or any company in the Selected Peer Group are used to purchase its common stock at the closing stock price on the date that such dividends are payable, and includes the value of such additional shares of such common stock (based on the Ending Stock Price for such common stock).

As used herein, "SELECTED PEER GROUP" shall mean 20 or more companies selected by the Board of Directors of the Company (or any authorized committee thereof) from among packaged food companies whose securities are registered to trade on a U.S. national securities exchange or automated quotation system (including, but not limited to NASDAQ) (the "PEER COMPANIES") on or as soon as practicable after the Registration Date; provided that in no event shall any Ineligible Company be selected to be a member of the Selected Peer Group. An "INELIGIBLE COMPANY" shall mean any Peer Company (i) in which significant portion of its voting securities is held by another corporate entity (other than an open-ended investment company); (ii) has filed for protection under the Federal bankruptcy law or any similar law, (iii) which is not organized, based and majority-owned in the United States, (iv) is party to any agreement the consummation of which would cause such Peer Company to cease to be publicly traded (or be described in subclause (i) or (iii)), or (v) which has announced an intention to be sold or cease to be publicly traded or to take actions which would cause it to be described in subclause (i) or (iii). To the extent that any Peer Company initially selected as part of the Selected Peer Group with respect to a measurement period shall become an Ineligible Company prior to the end of such period, such company shall be excluded from the Selected Peer Group for such period. The Selected Peer Group will be reviewed annually to determine whether any of its members shall have become Ineligible Companies.